KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Companies Announces Closing of $30 Million Senior Notes Offering

Kingston, New York—December 19, 2017-- Kingstone Companies, Inc. (NASDAQ: KINS) (the "Company" or "Kingstone") today announced that it has closed its previously announced underwritten public offering of $30 million aggregate principal amount of 5.50% Senior Unsecured Noted due 2022. The aggregate net proceeds to the Company are expected to be approximately $29.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

The Company intends to use the net proceeds of the offering primarily to support organic growth, including contributions to Kingstone Insurance Company. Remaining funds will be used for general corporate purposes.

Sandler O'Neill & Partners, L.P. acted as the underwriter for the offering.

The offering was made pursuant to a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (the "SEC"). The final prospectus supplement relating to the offering has been filed with the SEC and is available at the SEC's website at www.sec.gov. Alternatively, copies of the final prospectus supplement and the accompanying prospectus may be obtained from Sandler O'Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, 1-866-805-4128.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas, Massachusetts and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Pennsylvania and Rhode Island.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319